Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated February 28, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Goldman Sachs Group, Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference in this Registration Statement of our report dated February 28, 2011 relating to Selected Financial Data, which appears in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

September 19, 2011